EXHIBIT 10.7

                             PROMISSORY NOTE

$249,200.00                                     Houston, Texas
                                                February 21, 1997

            FOR VALUE RECEIVED, the undersigned, Michael V. Ronca (the "Executive"), hereby unconditionally promises to pay to the order of Domain Energy Corporation, a Delaware corporation (the "Company") at its offices, in lawful money of the United States of America, the principal amount of TWO HUNDRED FORTY-NINE THOUSAND, TWO HUNDRED DOLLARS ($249,200.00). The principal amount shall be paid on the earliest to occur of (i) if there has occurred a Qualified Public Offering (as such term is defined in the Securityholders Agreement (the "Securityholders Agreement") dated as of December 31, 1996 by and among the Company, the Executive and the individuals and trusts party thereto), the Executive's termination of employment by the Company for Cause or without Good Reason by the Executive, (ii) if there has occurred a Qualified Public Offering, one year after the Executive's termination of employment without Cause by the Company or with Good Reason by the Executive, (iii) the disposition of any of the Investor Shares (as such term is defined in the Management Investor Subscription Agreement referred to below) by the Executive, provided, that the Executive shall be required only to pay that amount of the principal amount which is equal to the proceeds received from any such disposition (with any outstanding unpaid principal remaining subject to this sentence) and (iv) December 31, 2003 (the "Maturity Date"). The Executive further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at an interest rate equal to 8% per annum on (x) June 30 and December 31 of each year (each such date, a "Interim Interest Payment Date"), (y) the Maturity Date and (z) with respect to the amount of any optional repayment, on the date of any such optional repayment; provided, however, that with respect to interest payments due pursuant to clause (x) above, on written notice given to Company not less than 15 days prior to any Interim Interest Payment Date the Executive may elect to satisfy his or her interest payment obligations by increasing the principal amount of this note by the amount of such interest due. Such an election shall apply to all interest payments due on all future Interim Interest Payment Dates until revoked. "Cause" shall mean, except as otherwise provided in an employment agreement between the Company and the Executive, (i) the commission of an act of fraud or embezzlement or other willful misconduct against the Company or its affiliates (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its subsidiaries which results in material
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financial loss to the Company or any of its affiliates), (ii) the commission by the Executive of a felony, or (iii) the willful failure to render services to the Company or any of its affiliates in accordance with his or her employment which failure amounts to a material neglect of duties to the Company or any of its affiliates; and "Good Reason" shall mean, except as otherwise provided in an employment agreement between the Company and the Executive, (x) any material reduction by the Company of the Executive's authority, duties or responsibilities (except in connection with the termination of the Executive's employment for Cause, as a result of Permanent Disability, as such term is defined below, or as a result of the Executive's death or Retirement, as such term is defined below), (y) any reduction by the Company in the Executive's base salary or (z) the Company's moving the Executive's place of employment outside the Houston, Texas metropolitan area. Notwithstanding the immediately preceding sentence, the definitions in any employment agreement in effect on the date hereof between the Company and the Executive of "Cause" and "Good Reason" shall supersede and replace the definitions of "Cause" and "Good Reason" in the immediately preceding sentence and shall be deemed incorporated by reference in this Note in their entirety.

            The following shall constitute "Events of Default" under the terms of this Note:

                  (i) default in payment when due and payable, upon acceleration or otherwise, of principal of this Note;

                  (ii) default for five (5) days or more in the payment when due of interest on the Note.

            "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

            For purposes of this Note, the Executive shall be deemed to have a "Permanent Disability" if the Executive is unable to engage in the activities required by the Executive's job by reason of any medically determined physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

            For purposes of this Note, "Retirement" shall mean the voluntary termination of employment by the Executive at age 62 or older (or such other age as may be approved by the Board of Directors of the Company) after having been employed by the Company for at least three years after the date hereof.

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            This Note is subject to optional prepayment in whole or in part at any time. Reference is hereby made to the Pledge Agreement for a description of the properties and assets in which a security interest has been granted.

            Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable by the Company.

            All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

            Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Amended and Restated Management Investor Subscription Agreement effective as of December 31, 1996 between the Company and the Executive (the "Management Investor Subscription Agreement").

      THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                  /s/   MICHAEL V. RONCA
                                        MICHAEL V. RONCA

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